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                                Prospectus Supplement filed under Rule 424(b)(3)
                                                       Registration No. 333-9661

PROSPECTUS SUPPLEMENT
(to Prospectus dated September 17, 1996)

                          BROADBAND TECHNOLOGIES, INC.

                                  $115,000,000
               5% CONVERTIBLE SUBORDINATED NOTES DUE MAY 15, 2001
                   (INTEREST PAYABLE MAY 15 AND NOVEMBER 15)
                                      AND
   2,772,420 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, ISSUABLE UPON
              CONVERSION OF SUCH 5% CONVERTIBLE SUBORDINATED NOTES

                             --------------------

         The Prospectus, dated September 17, 1996 (the "Prospectus"), relating to the offering for resale of up to $115,000,000 aggregate principal amount of outstanding 5% Convertible Subordinated Notes, due May 15, 2001 (the "Notes") of BroadBand Technologies, Inc. ("BroadBand"), and the 2,772,420 shares of Common Stock, par value $0.01 per share, of BroadBand that are issuable upon conversion of the Notes, as supplemented by a Prospectus Supplement dated October 31, 1996, is hereby supplemented as set forth below.

1) "STI Classic Mid Cap Fund" is added to the table of Selling Holders on page 30 of the Prospectus, together with the following information as of a recent date prior to the date of this Prospectus Supplement: (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $1,500,000 and (ii) Common Stock Owned Prior to Offering and Common Stock Offered Hereby of 36,162.

2) "Sorenson Development, Inc." is added to the table of Selling Holders on page 30 of the Prospectus, together with the following information as of a recent date prior to the date of this Prospectus Supplement:
         (i) Principal Amount of Notes Owned and Principal Amount of Notes Offered Hereby of $1,000,000, (ii) Common Stock Owned Prior to Offering of 150,000 and (iii) Common Stock Offered Hereby of 24,108.

          The date of this Prospectus Supplement is December 3, 1996.